EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

RUSOH™ ELIMINATOR™ FIRE EXTINGUISHER INTRODUCED

Eau Claire, Wisconsin (March 17, 2017) – Rusoh, Inc, a wholly owned subsidiary of National Presto Industries, Inc. (NYSE: NPK) announced today that its new fire extinguisher, the Rusoh™ Eliminator™ extinguisher, was shown publicly at the California Fire Prevention Work Shop on March 15, 2017. Attendee response to the product was favorable.

The new product is a portable extinguisher intended for industrial, commercial, and residential settings. It is the first fire extinguisher that can be serviced as well as reloaded by the user. It is listed with Underwriters Laboratories with a classification of 3-A: 40-B: C. It is also listed under California’s Building Materials Listing Program. Additional features include a non-pressurized, rugged, engineered polymer-construction; universal design for left or right-handed users; a high efficiency and ergonomically designed valve/nozzle assembly; and the Rusoh™ fluffing wheel. The Rusoh™ wheel enables the user to fluff the chemical agent at any time. Fluffing assures that the powder is free-flowing and in the optimal condition to put out a fire.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.